Exhibit 9(c)
FORM OF
ADMINISTRATION AGREEMENT


	THE ADMINISTRATION AGREEMENT dated as of May 1, 1995 by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("FDISG") (then known as The Shareholder Services Group, Inc.), and ST. CLAIR FUNDS, INC., a Maryland corporation (the "Company"), is hereby amended and restated as of __________, 1997 to read in its entirety as follows:

     WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Company desires to retain FDISG to render certain administrative services to the portfolios of the Company listed on Schedule A attached hereto (which may be amended from time to time by attaching to Schedule A a revised list of portfolios, signed and dated by an authorized representative of each party hereto) (each, a "Fund" and collectively, the "Funds") and FDISG is willing to render such services,

WITNESSETH:

	NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

	1. Appointment. The Company hereby appoints FDISG to act as Administrator of the Company on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided for in the Fee Schedule.

	In the event that the Company establishes one or more portfolios other than the Funds with respect to which the Company decides to retain FDISG to act as administrator and accounting services provider, the Company shall so notify FDISG in writing. If FDISG is willing to render such services, FDISG shall notify the Company in writing whereupon such portfolio shall be deemed to be a Fund hereunder. Without limiting the foregoing, it is understood that the Company will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. FDISG shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Company called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

	2. Delivery of Documents. The Company has furnished FDISG with copies properly certified or authenticated of each of the following:



(a) Resolutions of the Company's Board of Directors authorizing the appointment of FDISG to provide administrative services to the Company and approving this Agreement;

(b) The Company's Articles of Incorporation filed with the
Secretary of State of the state of Maryland on March 29, 1993 and all amendments thereto (the "Charter"),

(c) The Company's By-Laws and all amendments thereto (the
"By-Laws");

(d) The Investment Advisory Agreement between Munder Capital
Management (the "Adviser") and the Company dated January 31, 1995;

(e) The Custody Agreement between Comerica Bank (the "Custodian") and the Company dated June 13, 1994 (the "Custody Agreement");

(f) The Transfer Agency and Registrar Agreement between FDISG (the "Transfer Agent") and the Company dated ____________, 1997;

(g) The Company's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on November 27, 1987 relating to the Company's shares of beneficial interest, and all amendments thereto; and

(h) The Company's most recent prospectuses and statement of additional information (together, the "Prospectus").

	The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance by FDISG of its services under this Agreement.

	3. Duties as Administrator. Subject to the supervision and direction of the Board of Directors of the Company, FDISG, as Administrator, will use its best judgment in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services:

(a) Maintaining office facilities (which may be in the offices of FDISG or a corporate affiliate);

(b) Furnishing statistical and research data, data processing services, clerical services, internal legal, executive and administrative services and stationery and office supplies in connection with the foregoing;

(c) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Directors meetings;

(d) Assisting in the preparation of the Company's Registration Statement and any Pre-Effective and Post-Effective Amendments to the Company's Registration Statement, Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such Meetings;

(e) Assisting in the determination of the jurisdictions in which the Company's shares will be registered or qualified for sale and, in connection therewith, shall be responsible for the initial registration or qualification and the maintenance of such registration or qualification of such shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of any Fund as a dealer or broker shall be made by that Fund;

(f) Providing the services of certain persons who may be appointed as officers of the Company by the Company's Board of Directors;

(g) Providing legal advice and counsel to the Company with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, counseling and assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in response to any litigation or non-routine regulatory matters;

(h) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder and agrees that all records that it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records at the Company's request);

(i) Internal auditing and treasury services;

(j) Valuing the Company's assets and calculating the net asset value of the shares of each Fund on each business day;

(k) Accumulating information for and, subject to approval by the Company's Treasurer, preparing reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, Annual and Semi-Annual Reports, Semi-Annual Reports on Form N-SAR and Notices pursuant to Rule 24f-2;

(l) Reviewing and providing advice and counsel on all sales and advertising materials prepared on behalf of the Company;

(m) Preparing, signing and filing the Company's tax returns;



(n) Assisting the Adviser, at its request, in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist them in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations and performing certain monthly compliance tests; and

(o) Preparing and furnishing the Company (at the Company's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S.
securities laws and reporting to external databases such information as may reasonably be requested.

	Without limiting the foregoing services, it is agreed that FDISG will perform the following accounting functions on an ongoing basis:

(a) Journalize each Fund's investment, capital share and income and expense activities;

(b) Maintain individual ledgers for investment securities;

(c) Maintain historical tax lots for each security;

(d) Maintain financial records in accordance with the 1940 Act and the Rules and Regulations thereunder;

(e) Reconcile on a daily basis cash and on a weekly basis investment balances c)f the Company with the custodian:

(f) Post to and prepare each Fund's Statement of Assets and Liabilities and Statement of Operations;

(g) Calculate various contractual expenses (e.g., advisory and administration, transfer agency and custody fees):

(h) Monitor the expense accruals and notify Company management of any proposed adjustments;

(i) Control all disbursements from the Company and authorize such disbursements upon proper instructions;

(j) Calculate capital gains and losses;

(k) Determine each Fund's net income;

(l) Obtain security market quotes from independent pricing services approved by the Adviser and the Company's Board of Directors, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Fund's investments;

(m) Transmit or mail a copy of the daily portfolio valuation to the Adviser, if requested;

(n) Compute the net asset value of each Fund;

(o) Compute the Fund's yields, total return, expense ratios, portfolio turnover rate, and portfolio average dollar-weighted maturity;

(p) Mark securities to market based upon quotes furnished by the Adviser, an independent pricing agent approved by the Company's Board of Directors or based upon values derived from yield data relating to classes of instruments obtained from reputable sources, provided that any pricing system based on yield data for selected instruments must be based upon market quotations for sufficient numbers and types of instruments to be a representative sample of each class of instrument held by each Fund, as applicable, both in terms of the types of instruments as well as the differing quality of instruments;

(q) Assist in monitoring compliance and assist in the development of compliance procedures for each Fund which will include, among other matters, monitoring compliance with each Fund's investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

(r) As appropriate, transmit to the Custodian instructions received from the Adviser;

(s) Prepare semi-annual financial statements for each Fund, which will include but not be limited to, the following items (the form and content of such statements shall be in accordance with generally accepted accounting principles):

Schedule of Investments
Statement of Assets and Liabilities
Statement of Operations
Statement of Changes in Net Assets
Cash Statement, if applicable;

(t) Prepare monthly broker security transactions summaries;

(u) Prepare monthly security transaction listings;

(v) Supply various Company statistical date as reasonably requested on an ongoing basis;

(w) Keep all books and records with respect to the Company's books of account;

(x) Keep records of the Company's securities transactions, portfolio valuations and securities positions; and



(y) Act as liaison with the Company's independent public accountants and provide account analyses, fiscal year summaries, and other audit related schedules. FDISG will take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinions, as such may be required by the Company from time to time.

	In performing its duties as Administrator of the Company, FDISG (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectus and with the instructions and directions of the Board of Directors of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations and (b) will consult with legal counsel to the Company, as necessary and appropriate.

	4. Allocation of Expenses. FDISG shall bear all expenses in connection with the performance of its services under this Agreement.

(a) FDISG will from time to time employ or associate with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

(b) FDISG shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

(c) For the services to be rendered, the facilities to be furnished and the payments to be made to FDISG, as provided for in this Agreement, the Company shall compensate FDISG for its services rendered pursuant to this Agreement in accordance with the fees set forth in the Fee Schedule, annexed hereto and incorporated herein. Such fees do not include out-of-pocket disbursements of FDISG for which FDISG will be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule B annexed hereto and incorporated herein, which schedule may be modified by mutual consent of the parties hereto.

(d) FDISG will bill the Company as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Company will promptly pay to FDISG the amount of such billing.



5. Limitation of Liability. FDISG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from FDISG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The Company will indemnify FDISG against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties or by reason of its reckless disregard thereof FDISG will indemnify the Company against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit, based on FDISG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties or by reason its reckless disregard thereof

6. Consequential Damages. In no event and under no circumstances shall either party under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any special damages under any provision of this Agreement or for any act or failure to act hereunder.

7. Termination of Agreement.

(a) This Agreement shall become effective on the date hereof and shall remain in force from year to year unless terminated pursuant to the provision of sub-section (b) of this Section 7.

(b) This Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the outstanding voting securities of such Fund, or by vote of a majority of the Board of Directors of the Company, or by FDISG.

(c) Section 10 shall survive the termination of this Agreement.

(d) In the event of equipment failures beyond FDISG's control, FDISG shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by FDISG. FDISG shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

8. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.



9. Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

		To the Company:

		ST. Clair Funds
		480 Pierce Street, Suite 300
		Birmingham, MI 48009
		Attention: President

		To FDISG:

		First Data Investor Services Group, Inc.
		4400 Computer Drive
		Westborough, Massachusetts 01585
		Attention: President

		with a copy to FDISG's General Counsel


(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f) This Agreement and the fee schedule hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.



10. Confidentiality. All books, records, information and data pertaining to the business of the Company that are exchanged or received pursuant to the performance of FDISG's duties under this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as specifically authorized by the Company or as may be required by law, and shall not be used by FDISG for any purpose other than the performance of its responsibilities and duties hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

FIRST DATA INVESTOR SERVICES GROUP, INC.


					By:
					Name:
					Title

                          			ST. CLAIR FUNDS, INC.


By:
Name:
Title:


FEE SCHEDULE FOR
ADMINISTRATION AND
FUND ACCOUNTING SERVICES

Liquidity Plus Money Market Fund

	A. 	FEES FOR ADMINISTRATION SERVICES -- (Fund
Administration and Fund Accounting)

	The following annual Fund Administration fees apply:

 .12% of the first $2.8 billion of the average daily net assets of the Companies (as defined below); and

 .105% of the next $2.2 billion of the Companies average daily net assets; and

 .10% of the Companies average daily net assets over $5 billion.

"Companies" shall include Munder Funds Trust, the Liquidity Plus
Money Market Fund of St. Clair Funds, Inc., The Munder Funds, Inc. (other than the Munder Conservative Allocation Fund, Munder
Aggressive Allocation Fund and Munder Moderate Allocation Fund) and The Munder Framlington Fund Trust.

B. 	MINIMUM FEES

	For Fund Administration Services, a minimum fee of $1.2 million per annum will apply in the aggregate for all funds of the Companies.

Munder S&P 500 Index Equity Fund, Munder S&P Mid-Cap Index Equity
Fund,
Munder S&P Small-Cap Index Equity Fund, Munder Foreign Equity Fund and Munder Aggregate Bond Index Fund (the "Variable Annuity
Funds")

	A. 	FEES FOR ADMINISTRATION SERVICES -- (Fund
Administration and Fund Accounting)

	The following annual Fund Administration fees apply:

		$20,000 per annum, per each Variable Annuity Fund

		plus:	.03% of the first $500 million of each Fund's
average daily net assets;
			.02% of the next $500 million of each Fund's
average daily net assets;
			.01% of the next $1 billion of each Fund's
average daily net assets; and
			.005% of each Fund's average daily net assets in
excess of $1 billion.

B. 	MINIMUM FEES




	For Fund Administration Services, a minimum fee of $____________ per annum will apply in the aggregate for the Variable Annuity Funds.


	The fees payable under this Agreement will be re-evaluated on or after the first anniversary date of this Agreement.



SCHEDULE A


FUNDS

Liquidity Plus Money Market Fund
Munder S&P 500 Index Equity Fund
Munder S&P Mid-Cap Index Equity Fund
Munder S&P Small-Cap Index Equity Fund
Munder Foreign Equity Fund
Munder Aggregate Bond Index Fund









SCHEDULE B


OUT-OF- POCKET EXPENSES


	Out-of-pocket expenses include, but are not limited to, the following:

	-   Postage (including overnight courier services)
            -   Telephone
            -   Telecommunications charges (including FAX)
            -   Duplicating
            -   Pricing services
            -   Forms and supplies



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